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                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                              FORM 8-K

         Current Report Pursuant to Section 13 or 15 (d) of
                 The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1,
2002



                          KAMAN CORPORATION
         (Exact name of issuer as specified in its charter)





Connecticut                      0-1093           06-0613548
(State or other jurisdictions    (Commission      (I.R.S.
of Incorporation)                File Number)     Employer
                                                  Identification
                                                  No.)




                       1332 Blue Hills Avenue
                        Bloomfield, CT 06002
              (Address of principal executive offices)

       Registrant's telephone number, including area code:
                           (860)243-7100

                           Not Applicable
    (Former name or former address, if changed since last report)
















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Item 5.  Other Events

The Company issued a press release dated August 1, 2002, reporting its financial results for the second quarter and six months ended June 30, 2002.

In the quarter, the Company recorded pre-tax charges totaling $86.0 million (of which $52.7 million are non-cash) to cover the write down of K-MAX helicopter assets, principally inventories; for cost growth associated with the Australian SH-2G(A) helicopter program; and to phase out operations at its Moosup, Conn. plant. Details are provided in the release attached hereto as Exhibit 99.

Including the pre-tax charges, the Company reported a net loss for the second quarter of $50.4 million, or $2.25 loss per share diluted, compared to a net loss of $12.5 million, or $0.56 net loss per share diluted, in the 2001 second quarter. Excluding the charges, 2002 second quarter net earnings were $5.6 million, or $0.25 per share diluted. The 2001 second quarter loss included a $31.2 million adjustment to sales and pre-tax earnings associated with a change in estimated costs to complete the SH-2G(A) helicopter program for Australia. Excluding the adjustment, 2001 second quarter net earnings were $8.3 million, or $0.36 per share diluted.

Revenues for the second quarter of 2002 were $209.4 million, compared to $194.6 million the previous year. The Australia program adjustments reduced revenue in the three-month period by $6.5 million in 2002 and by $31.2 million in 2001.

For the 2002 first half, including the pre-tax charges, the Company reported a net loss of $45.0 million, or $2.01 loss per share diluted, compared to a net loss of $3.8 million, or $0.17 loss per share diluted in the same period last year. Excluding the $86.0 million in pre-tax charges, the 2002 six-month net earnings were $11.0 million, or $0.48 per share diluted. Excluding the Australia program adjustment, 2001 six-month earnings were $17.0 million, or $0.74 per share diluted.

Six-month period revenues were $432.7 million in 2002, compared to $439.3 million for the first half of last year. The Australia program adjustments reduced revenue in the six-month period by $6.5 million in 2002 and by $31.2 million 2001.

The 2002 second quarter and six month results include a pre-tax
$1.9 million gain from the sale of the Company's microwave products line. The 2001 second quarter and six month results included gains from the sale of facilities of $0.7 million in the first quarter and an additional $2.0 million in the second quarter.

The tax benefit for the first half of 2002 is calculated at approximately 34 percent and represents the combined estimated federal and state tax effect attributable to the loss. In the

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2001 period, the Company adjusted its estimated tax rate to 25 percent, primarily due to reduced tax considerations on the Australian helicopter program.

Please refer to Exhibit 99 for details on this and other Company news in the quarter.






Item 7. Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired.
        Not Applicable.

(b)     Pro Forma Financial Information.
        Not Applicable.

(c)     Exhibits.

        The following document is filed as an Exhibit to this
        Report:

        Exhibit 99 - Press Release of the Company, dated
        August 1, 2002.





























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                             SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf, by the undersigned, thereunto duly authorized.


                                 KAMAN CORPORATION


                                 /s/Robert M. Garneau
                                 Executive Vice President
                                 and Chief Financial
                                 Officer



Dated: August 1, 2002




































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                            EXHIBIT INDEX




   Exhibit          Description

     99             Press Release of the Company, dated
                    August 1, 2002
















































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